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                                                                        Page 45

                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



Name of                         State of                  Name under which
Subsidiary                      Incorporation             Subsidiary does Business
----------                      -------------             ------------------------

CHW Corporation                 Delaware                  CHW Corporation

Providence Insurance Company,   A Bermudian Company       Providence Insurance Company,
    Limited                                                   Limited

CatoSouth LLC                   North Carolina            CatoSouth LLC

Cato of Texas L.P.              Texas                     Cato of Texas L.P.

Cato Southwest, Inc.            Delaware                  Cato Southwest, Inc.

CaDel LLC                       Delaware                  CaDel LLC